Exhibit 3.1

MICT, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Darren Mercer and Moran Amran, do hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of MICT, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 15,000,000 shares of preferred stock, none of which are issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 15,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 2,604.28 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Period Commencement Date” means the later of (a) January 1, 2023 and (b) the date that is ninety (90) days following the date of the closing under the Merger Agreement.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of the Merger Agreement.

“Delaware Courts” shall have the meaning set forth in Section 7(c).

“Merger Agreement” means the Second Amended and Restated Agreement and Plan of Merger, dated as of October 6, 2022, among the Corporation, the original Holder and the other parties thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all securities of the Corporation which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Nasdaq Change of Control Application” means the approval by the Nasdaq Stock Market of the Corporation’s change of control application with respect to the Corporation’s transaction with Tingo, Inc. pursuant to the Merger Agreement.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Proxy Statement” means the proxy statement to be filed by the Corporation pursuant to the Merger Agreement in order to solicit the Stockholder Approval.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standard Settlement Period” shall have the meaning set forth in Section 6(b)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Merger Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Merger Agreement.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series A Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 2,604.28 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 and a stated value equal to $0.001 (the “Stated Value”).

Section 3. No Dividends. No dividends shall be paid or payable on the Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or required by law, the Preferred Stock shall have no voting rights. However, for as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock (other than the Corporation’s Series B Preferred Stock) , (iii) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, or (iv) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Automatic Conversion. Upon the latest date (the “Conversion Date”) of (i) the Conversion Period Commencement Date, (ii) the date upon which the Corporation has received the Stockholder Approval with respect to the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date and the amendment of the Corporation’s certificate of incorporation to increase the number of authorized shares of Common Stock, as provided in the Proxy Statement, (iii) the date upon which the Corporation has effected an increase in the number of shares of Common Stock authorized under its certificate of incorporation, to the extent required to consummate the transactions contemplated by the Transaction Documents, each outstanding share of Preferred Stock shall be automatically converted into 10,000 shares of Common Stock, which in the aggregate shall be equal to 20.1% of Common Stock outstanding immediately prior to the Effective Time as stated in the Merger Agreement.

b)	Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after the Conversion Date, the Corporation shall deliver, or cause to be delivered, to the Holder Conversion Shares which shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Merger Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. The Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

ii. Reservation of Shares Issuable Upon Conversion. Subject to the prior receipt of the Stockholder Approval, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Merger Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share of Common Stock.

iv. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Redemption.

a)	In the event that (i) the Corporation or its counsel fail to respond to SEC comments related to the Proxy Statement within five (5) business days following receipt all required documentation required from third parties, including, but not limited Tingo, Inc., auditors of each of the Corporation and Tingo, Inc. and any other third party advisors of the Corporation and Tingo, Inc., (ii) the Corporation does not cause the Proxy Statement to be mailed to its stockholders within ten (10) days following SEC clearance, or (iii) a quorate meeting of the Corporation’s stockholders is not duly convened for the purpose of obtaining the Stockholder Approval within forty (40) days following the mailing of the Proxy Statement to the Corporation’s stockholders, then unless prohibited by Delaware law governing distributions to stockholders, all issued and outstanding shares of Preferred Stock shall be immediately and automatically redeemed by the Corporation, and all accrued and unpaid dividends thereon to the date of redemption extinguished, in consideration of the right to receive an aggregate amount, in respect of all shares of Preferred Stock, of $1.00 in cash. Notwithstanding anything to the contrary herein, if the occurrence of the event described in (i) is due to the failure of Tingo, Inc. or its representatives to provide to the Corporation or its representatives on a reasonably timely basis any information, document or statement reasonably requested or required by the Corporation in connection therewith, the Preferred Stock shall not be redeemed pursuant to this Section 7(a). The recipient of the proceeds of any redemption hereunder shall reimburse the Corporation for any excise or similar tax imposed in connection therewith.

b)	In the event that the Corporation does not receive by June 30, 2023 the Stockholder Approval with respect to the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date (the “Trigger Event”), then (i) unless prohibited by Delaware law governing distributions to stockholders, all issued and outstanding shares of Preferred Stock shall be immediately and automatically redeemed by the Corporation, and all accrued and unpaid dividends thereon to the date of redemption extinguished, in consideration of the right to receive an aggregate amount, in respect of all shares of Preferred Stock, of $1.00 in cash, and (ii) the Corporation shall, within ten (10) business days following the Trigger Event, cause Delaware Sub to issue to Tingo, Inc., the amount of shares of the common stock of Delaware Sub as needed to cause Tingo, Inc., to own 27% of the total issued and outstanding common stock of Delaware Sub. Notwithstanding anything to the contrary herein, if the occurrence of the Trigger Event is due to the failure of Tingo, Inc. or its representatives to provide to the Corporation or its representatives on a reasonably timely basis any information, document or statement reasonably requested or required by the Corporation in connection therewith, the Preferred Stock shall not be redeemed, nor shall shares of the common stock of Delaware Sub be issued to Tingo, Inc., pursuant to this Section 7(b). The recipient of the proceeds of any redemption hereunder shall reimburse the Corporation for any excise or similar tax imposed in connection therewith.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, Attention: Darren Mercer, e-mail address darren@mict-inc@com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 7. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Merger Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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RESOLVED, FURTHER, that the Chief Executive Officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 6th day of October, 2022.

Name:	Darren Mercer	Name:	Moran Amran
Title:	Chief Executive Officer	Title:	Secretary